Exhibit 99.1

Motient Corporation Changes Name to TerreStar Corporation

Reston, VA, August 14, 2007 – Motient Corporation (MNCP), controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., today announced that its Board of Directors and shareholders approved a corporate name change to TerreStar Corporation. Motient will begin trading under its new name “TerreStar Corporation” the morning of Thursday, August 16th on the NASDAQ Global Market and in conjunction with the name change will begin trading under the new ticker symbol “TSTR”.

“TerreStar Corporation more accurately reflects where our business model has evolved in recent years. Today, we are building next generation mobile satellite and terrestrial communications networks in North America with TerreStar Networks and globally with TerreStar Global,” said Robert H. Brumley, TerreStar’s President and Chief Executive Officer. “By aligning our corporate name with our largest brands, we will increase the visibility of the company with customers, partners and in the marketplace.”

In addition to the name change, TerreStar will relocate its corporate headquarters from Lincolnshire, Illinois to Reston, Virginia.

TerreStar Networks Inc. and TerreStar Global plan to build, own and operate North America’s and Europe’s first 4G all IP next generation integrated mobile satellite and terrestrial communications networks that will provide universal access and tailored applications over conventional commercial wireless devices. With a first-to-market launch strategy in 2008, TerreStar Networks Inc. expects to offer customer-designed products and applications over a fully optimized 4G IP network.

About TerreStar Corporation

TerreStar Corporation, formerly Motient Corporation, is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications and Mobile Satellite Ventures LP. For additional information on TerreStar Corporation, please visit the company’s website at www.terrestarcorp.com.

About TerreStar Networks Inc.

TerreStar (www.terrestar.com), a majority owned subsidiary of TerreStar Corporation, plans to build, own and operate North America’s first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

About TerreStar Global Ltd.

TerreStar Global Ltd., a majority owned subsidiary of TerreStar Corporation, plans to build, own and operate the first next-generation mobile satellite integrated with terrestrial communications networks that will provide universal access and tailored applications throughout Europe over conventional wireless devices. TerreStar expects to offer customer-designed products and applications over a fully optimized 4G IP network.

Statement under the Private Securities Litigation Reform Act

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. TerreStar Corporation assumes no obligation to update or supplement such forward-looking statements.

For more information:

TerreStar Media Relations

Andrew Krejci

TerreStar Networks Inc.

703.483.7856

andrew.krejci@terrestar.com